Exhibit 99.1
ROHM AND HAAS COMPANY REPORTS THIRD QUARTER 2005 RESULTS; SALES INCREASE 8% AND EARNINGS 23%
ON EXCELLENT EXECUTION IN A CHALLENGING ENVIRONMENT
PHILADELPHIA, PA, October 20, 2005 — Rohm and Haas Company (ROH) today reported third quarter 2005 sales of $1,953 million, an 8 percent increase over the same period in 2004, driven by increased selling prices necessary to recover higher raw material and energy-related costs. Demand in the quarter was down slightly with a modestly favorable impact of currency on the revenue line. Earnings from continuing operations for the quarter were $169 million, or $0.76 per share, up 23 percent compared to the $137 million, or $0.61 per share reported in the same period last year. The quarter’s results include approximately $7.0 million, after-tax, or $0.03 per share, in costs associated with the shutdowns caused by hurricanes in the Gulf Coast region during the quarter. Prior year results included approximately $19 million, after-tax, or $0.08 per share, from gains on real estate transactions, the sale of the remaining interest in the European Salt business which the company sold in 2000, as well as insurance settlements.

	3rd Quarter			Year-To-Date
	2005	2004	% Change	2005	2004	% Change
Sales ($MM)	$1,953	$1,803	8%	$5,982	$5,436	10%
Earnings from continuing operations ($MM)	$169	$137	23%	$507	$369	37%
Diluted earnings per share from continuing operations	$0.76	$0.61		$2.26	$1.64
“Despite the continued high raw material and energy-related costs, as well as some plant operational issues which were compounded by the impact of two hurricanes and related logistical disruptions, Rohm and Haas delivered another strong quarter,” said Raj L. Gupta, chairman, president and chief executive officer. “We successfully executed our strategy to recover higher costs through pricing initiatives, maintained tight control over expenses, and continued to improve our product mix by shedding lower margin business and introducing higher margin products.” Gupta noted that the Electronic Materials business, led by its advanced technology products, recorded its best quarterly sales and earnings performance ever, while the chemicals businesses continued to successfully execute their portfolio management strategies towards more technically advanced, higher growth and margin product lines.
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Third Quarter 2005 Business Results
Coatings
Sales in the Coatings segment of $690 million represent a 10 percent increase over the same period in 2004, primarily driven by higher selling prices, with a slightly favorable impact from currency, offset by lower demand.
•	Architectural and Functional Coatings, the largest of the Coatings businesses, reported increased sales of 14 percent over the third quarter of 2004, primarily the result of higher selling prices, a more favorable product mix, and a slightly favorable currency impact. Demand in the decorative coatings market improved slightly in Europe and Asia Pacific, while North American demand was flat versus the same period last year. The North American industrial coatings market, particularly traffic paint, was strong, while the paper market continued to be weak.

•	Powder Coatings sales decreased 9 percent from the prior year period, primarily due to weak industrial finishing activity in Western Europe and North America, as well as some market share loss, partly offset by the favorable impact of price increases.

•	Automotive Coatings sales decreased 5 percent versus the prior period as a result of fewer automobile builds and tighter inventory management by U.S. producers.
Third quarter 2005 earnings for Coatings of $73 million increased from $53 million in 2004. Higher selling prices, as well as the impact of a higher-valued product mix and favorable currencies were partially offset by lower demand in low margin products, as well as higher raw material, energy and operating costs.
Performance Chemicals
Performance Chemicals sales of $423 million were up 5 percent over the comparable period in 2004. Higher selling prices were partially offset by lower demand during the quarter.
•	Plastics Additives sales increased 10 percent from the prior year period, the result of higher pricing across all regions, which more than offset lower demand. The lower demand is attributable to sluggish conditions in the European PVC market, and share loss in some lower margin product lines due to the portfolio management strategy implemented over the past several quarters.

•	Consumer and Industrial Specialties sales increased 4 percent over the same period in 2004, as selling price increases were partially offset by lower demand. The lower demand is largely the result of portfolio management initiatives affecting certain product lines, along with some share loss attributable to price increases. Demand remains strong for preservatives for use with wood and other construction-related products, as well as for products in the personal care market.
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•	Process Chemicals sales were down 2 percent versus the prior period as a result of softness in the Ion Exchange Resin markets, particularly in Asia-Pacific, which more than offset the impact of higher selling prices. The year-on-year comparison reflects a particularly strong third quarter last year.
Performance Chemicals earnings of $44 million for the third quarter of 2005 were up 13 percent in comparison to 2004 earnings of $39 million. Higher selling prices were partially offset by higher raw material, energy and operating costs and the impact of lower demand.
Monomers
Monomers sales of $422 million were up 16 percent from the same period in 2004, as higher pricing more than offset the impact of lower volume. The sales to the internal downstream monomer-consuming businesses, particularly Architectural and Functional Coatings, Adhesives and Sealants, Plastics Additives and Consumer and Industrial Specialties, increased 17 percent over the same period in 2004. External customer sales increased 14 percent to $151 million in the third quarter of 2005, up from $133 million in the third quarter of 2004.
Monomers earnings in the third quarter of $30 million were up from $27 million in the prior year period, as increased selling prices more than offset higher raw material, energy and operating costs. The higher plant operating costs were due to higher energy prices and production issues at our Deer Park, Texas facility, primarily as a result of an unexpected maintenance outage, and the precautionary safety shut down in anticipation of Hurricane Rita. The lost production volume from these outages resulted in approximately $12 million, after-tax, of higher operating expenses and price premiums to acquire additional inventory in the marketplace. Damage to the plant from the hurricane was minimal, and our Deer Park facility has returned to normal operating rates. The Monomers business met all of its contractual requirements to its customers in the quarter.
Electronic Materials
Electronic Materials sales of $351 million represent a 10 percent increase over the same period in 2004, primarily due to higher demand, as the semiconductor and related industries continue their rebound from the soft conditions that existed earlier in the year. Sales on a sequential basis were up approximately 8 percent, a continuation of the quarterly sequential improvement we saw in the second quarter of 2005. Sales of advanced technology products increased approximately 17 percent from the prior year period, signaling increased acceptance by customers and confirming the value of the company’s strong commitment to Research and Development.
•	Circuit Board Technologies sales were relatively flat with the same period a year ago, as the growth in Asia-Pacific was insufficient to offset the declines in North American and European markets.

•	Semiconductor Technologies sales were up 10 percent over the third quarter of 2004, on higher demand in all regions, particularly Asia-Pacific. Sales of CMP pads and slurries were especially strong in this segment with the highest growth occurring in Asia-Pacific.

•	Packaging and Finishing Technologies sales increased 22 percent from the prior year period, with growth across all regions.
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Electronic Materials earnings of $49 million were up 48 percent from the same period in 2004, reflecting the impact of higher sales of advanced technology products, as well as continued discipline in controlling operating costs. Both sales and earnings for this business reflect a new quarterly record.
Adhesives and Sealants
Adhesives and Sealants sales of $175 million were up 4 percent over the comparable period in 2004, as higher pricing was offset by lower demand reflecting previous portfolio management initiatives to shed lower margin business.
Earnings for Adhesives and Sealants of $10 million increased 25 percent over third quarter 2004 earnings. The increase reflects higher selling prices, improved product mix and good cost control, and included a net $3 million, after-tax, non-cash asset impairment charge. This charge tempered the business’s ongoing improved operating performance resulting from the pricing and portfolio management strategies and a more efficient cost structure.
Salt
Salt sales for the quarter of $163 million represent an increase of 7 percent over the prior year period, primarily due to higher selling prices, favorable currencies and some improvement in volumes.
The Salt business reported a loss of $1 million during the third quarter of 2005, compared with earnings of $3 million in the comparable period of 2004. The third quarter 2004 earnings included a $1 million, after-tax, gain from the sale of assets. Higher selling prices and volumes in this quarter were insufficient to offset higher energy, distribution, and other production costs, as well as the $1 million, after-tax, negative impact of Hurricane Rita on the Weeks Island, LA facility.
Corporate
Corporate expenses of $36 million in the third quarter of 2005 were up $10 million from the $26 million in the prior year period. The year-on-year change reflects the absence of gains recognized in the third quarter of 2004 from the sale of the remaining interest in the European salt business, and certain real estate transactions. The current period includes lower insurance recoveries and higher environmental reserves, partially offset by reduced shared service costs, and lower interest expense.
Third Quarter 2005 Regional Sales Performance
North American sales of $1,009 million were up 9 percent over the comparable period in 2004, reflecting higher selling prices of 11 percent, a favorable impact from currency of approximately 1 percent, with demand 3 percent lower than the prior year period. Architectural and Functional Coatings, Plastics Additives, Electronic Materials and Salt all saw higher demand, with lower demand across the rest of the businesses. European sales of $490 million were up 6 percent over the third quarter of 2004, with selling prices up approximately 8 percent, with lower demand of 3 percent, and the currency impact neutral to the revenue line. The lower demand was generally seen across most markets in the region. Asia-Pacific sales of $379 million were up 9 percent from the same period in 2004, with higher demand representing approximately 5 percent, reflecting a stronger Electronic Materials market, higher selling prices of approximately 3 percent and the favorable impact of currency approximately 1 percent. Latin American sales of $75 million were up 10 percent, primarily due to higher selling prices, with a modest favorable impact of currency offsetting slightly lower demand.
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Comments on the Third Quarter 2005 Income Statement
Gross profit margin in the quarter was 29.5 percent, compared to 29.4 percent in the same period last year, as higher selling prices and a favorable product mix more than offset higher raw material, energy and operating costs.
Selling and Administrative (S&A) expense of $241 million was up 1 percent from the same period in 2004. S&A as a percentage of sales was 12.3 percent, down from the 13.2 percent in the comparable period in 2004, reflecting the continued focus on cost controls.
Research expense for the quarter was $67 million, up 2 percent from the prior year period, reflecting the continued commitment to investing in new product development.
Interest expense was $28 million in the quarter, down 24 percent from $37 million in the same period a year ago, primarily the result of lower debt.
Income tax expense for the quarter was $72 million, reflecting an effective tax rate of 29.4 percent, compared to income tax expense of $61 million, or an effective tax rate of 30.3 percent in the prior year period.
Year-To-Date 2005 Performance
Sales for the nine months ending September 30, 2005 were $5,982 million, representing a 10 percent increase over the comparable period in 2004, primarily reflecting higher selling prices, with an approximately 2 percent favorable impact of currency offsetting lower demand. Most businesses posted higher sales for the first nine months of the year compared to the same period in 2004. The lower volume experienced by some businesses was primarily the result of ongoing product portfolio management strategies to improve product mix toward higher growth, higher margin business and some regional weakness, particularly in the first half of the year, in Europe and parts of Asia-Pacific. Earnings from continuing operations for the nine months of 2005 were $507 million or $2.26 per share, compared to $369 million or $1.64 per share in the prior year period. Higher selling prices and the favorable impact of currency more than offset higher raw material and operating costs while the benefit of tax reserve and valuation allowance adjustments was partially offset by restructuring costs and the loss on the early extinguishment of debt.
Full-Year Guidance
Gupta noted that the significant run-ups in raw material, feedstock, energy and transportation-related costs following the recent Gulf Coast hurricanes could have an adverse impact on the U.S. economy and have created a degree of uncertainty in the demand outlook. He noted that the Electronic Materials business continues to improve, and together with stronger Salt sales as the company enters the winter selling season, should temper the normal seasonal slowing in Coatings. “We will maintain our focus on driving growth through new and differentiated products, and rapid expansion in the emerging markets, while improving product mix, recovering higher raw material and energy-related costs through pricing initiatives, and maintaining strong cost control,” Gupta said. “Our performance so far this year demonstrates our ability to execute our strategies to respond to escalating raw material and energy costs, and we will proactively respond to the rapidly changing environment throughout the remainder of this year. Given the uncertainties currently in the marketplace, we expect full year 2005 earnings to be in the $2.75 to $2.80 per share range.”
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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.
About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at http://www.rohmhaas.com.

CONTACTS:	Investor Relations	Media Relations
	Gary O’Brien	Richard Williams
	Director, Investor Relations	Corporate Communications
	215-592-3409	215-592-2409
	GOBrien@rohmhaas.com	richardwilliams@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2005	2004	Change	2005	2004	Change
Net sales	$1,953	$1,803	8%	$5,982	$5,436	10%
Cost of goods sold	1,376	1,273	8%	4,198	3,851	9%

Gross profit	577	530	9%	1,784	1,585	13%

Selling and administrative expense	241	238		753	733
Research and development expense	67	66		198	198
Interest expense	28	37		92	100
Amortization of intangibles	15	15		45	47
Restructuring and asset impairments	(2)	—		27	1
Loss on early extinguishment of debt	—	—		17	—
Share of affiliate earnings, net	5	3		11	10
Other (income) expense, net	(12)	(24)		(27)	(25)

Earnings from continuing operations before income taxes and minority interest	245	201		690	541
Income taxes	72	61		176	164
Minority interest	4	3		7	8

Earnings from continuing operations	$169	$137		$507	$369

Discontinued operations:
Loss on disposal of discontinued line of business, net of income taxes	—	—		1	—

Net earnings	$169	$137		$506	$369

Basic earnings per share (in dollars):
From continuing operations	$0.76	$0.61		$2.28	$1.65
Loss on disposal of discontinued line of business	—	—		0.01	—

Net earnings per share	$0.76	$0.61		$2.27	$1.65

Diluted earnings per share (in dollars):
From continuing operations	$0.76	$0.61		$2.26	$1.64
Loss on disposal of discontinued line of business	—	—		0.01	—

Net earnings per share	$0.76	$0.61		$2.25	$1.64

Weighted average common shares outstanding — basic:	220.9	223.4		222.4	223.1
Weighted average common shares outstanding — diluted:	222.8	224.9		224.6	224.7

Other Data:

Capital spending	$63	$66		$195	$178
Depreciation expense	$106	$103		$319	$309
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	September 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$453	$625
Restricted cash	4	49
Receivables, net	1,464	1,469
Inventories	816	841
Prepaid expenses and other current assets	307	263

Total current assets	3,044	3,247

Land, buildings and equipment, net of accumulated depreciation	2,702	2,929
Investments in and advances to affiliates	138	141
Goodwill, net of accumulated amortization	1,572	1,724
Other intangible assets, net of accumulated amortization	1,639	1,665
Other assets	349	389

Total Assets	$9,444	$10,095

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$114	$77
Trade and other payables	503	611
Accrued liabilities	738	839
Income taxes payable	171	213

Total current liabilities	1,526	1,740

Long-term debt	2,101	2,563
Employee benefits	700	706
Deferred income taxes	946	1,059
Other liabilities	245	226

Total Liabilities	5,518	6,294

Minority Interest	109	104

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized- 25,000,000 shares; issued-no shares	—	—
Common stock; par value- $2.50; authorized- 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,143	2,062
Retained earnings	1,628	1,370

	4,376	4,037

Treasury stock at cost (2005-20,552,145 shares; 2004- 16,818,129 shares)	(416)	(166)
ESOP shares (2005- 9,353,850 shares; 2004- 9,811,464 shares)	(89)	(94)
Accumulated other comprehensive loss	(54)	(80)

Total Stockholders’ Equity	3,817	3,697

Total Liabilities and Stockholders’ Equity	$9,444	$10,095

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix I
(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Business Segment
Coatings	$690	$627	$2,056	$1,835
Performance Chemicals	423	403	1,252	1,179
Monomers	422	365	1,394	1,009
Electronic Materials	351	319	979	940
Adhesives and Sealants	175	169	554	519
Salt	163	152	632	574
Elimination of Intersegment Sales	(271)	(232)	(885)	(620)

Total	$1,953	$1,803	$5,982	$5,436

Customer Location
North America	$1,009	$925	$3,140	$2,809
Europe	490	463	1,545	1,441
Asia-Pacific	379	347	1,072	992
Latin America	75	68	225	194

Total	$1,953	$1,803	$5,982	$5,436

Net Earnings (Loss) from Continuing Operations by Business Segment (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004(1)	2005	2004(1)
Business Segment
Coatings	$73	$53	$190	$174
Performance Chemicals	44	39	124	111
Monomers	30	27	142	63
Electronic Materials	49	33	112	94
Adhesives and Sealants	10	8	26	32
Salt	(1)	3	27	26
Corporate	(36)	(26)	(114)	(131)

Total	$169	$137	$507	$369

(1) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix II
(in millions)
(unaudited)

Provision for Restructuring and Asset Impairments by Business Segment
Pre-tax

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Business Segment
Coatings	$—	$—	$10	$1
Performance Chemicals	(1)	—	(2)	5
Monomers	—	1	—	1
Electronic Materials	(1)	—	2	—
Adhesives and Sealants	5	—	29	(1)
Salt	—	—	—	—
Corporate	(5)	(1)	(12)	(5)

Total	$(2)	$—	$27	$1

     After-tax

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Business Segment
Coatings	$—	$—	$7	$1
Performance Chemicals	—	—	(1)	3
Monomers	—	1	—	1
Electronic Materials	(1)	—	1	—
Adhesives and Sealants	3	—	19	(1)
Salt	—	—	—	—
Corporate	(3)	(1)	(9)	(4)

Total	$(1)	$—	$17	$—

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Futhermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004 (2)	2005	2004 (2)
Business Segment
Coatings	$132	$101	$361	$322
Performance Chemicals	86	80	247	230
Monomers	59	54	253	136
Electronic Materials	91	71	219	203
Adhesives and Sealants	29	22	98	80
Salt	17	23	96	95
Corporate	(15)	7	(87)	(67)

Total	$399	$358	$1,187	$999

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
EBITDA	$399	$358	$1,187	$999
Asset Impairments	5	2	41	2
Interest expense	28	37	92	100
Income taxes	72	61	176	164
Depreciation expense	106	103	319	309
Amortization of finite-lived intangibles	15	15	45	47
Minority Interest	4	3	7	8

Net Earnings from Continuing Operations	$169	$137	$507	$369

(1) EBITDA is defined as Earnings (Loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
(2) In 2005, we adopted a new methodology for allocating shared service costs. Prior year amounts have been reclassified to conform to the current year presentation.